The Riverview Complex
                                                    Riverview I
                                                 245 First Street
                                             Cambridge, Massachusetts
                                                 ("the Building")

                                                 SECOND AMENDMENT
                                                  April 10, 1997

LANDLORD:   Beacon Properties, L.P., successor-in-interest to Riverview Building
            Combined Limited Partnership

TENANT:     HPR Inc., formerly known as Health Payment Review, Inc.

EXISTING
PREMISES:  Space on the fifth  (5th)  floor of the  Building,  agreed to contain
     18,578 square feet of rentable area, and space on the sixth (6th) floor of the Building, agreed to contain 9,422 square feet of rentable area (both as shown in "Exhibit A" to the Lease), for a total of 28,000 square feet of rentable area, plus the mezzanine storage level between the fifth (5th) and sixth (6th) floors of the Building

LEASE
EXECUTION
DATE:      June 2, 1995

TERMINATION  DATE:  August 31, 2003

PREVIOUS LEASE  AMENDMENTS:  Amendment #1 to Lease dated as of May 16, 1996

SECOND AMENDMENT ADDITIONAL PREMISES:

The entire third (3rd) floor of the Building, agreed to contain 20,069 square feet of rentable area, substantially as shown on Exhibit A, Second Amendment, a copy of which is attached hereto and incorporated by reference herein




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WHEREAS, the Second Amendment Additional Premises,  as well as other premises in the Building, are presently leased by Open Market, Inc. ("Open Market") pursuant to a lease dated March 9, 1995, as amended, with Landlord's predecessor in interest;

         WHEREAS, Tenant is presently negotiating with Open Market to sublease the Second Amendment Additional Premises for a term expiring on January 31, 2001;

         WHEREAS, Tenant desires to continue to occupy the Second Amendment Additional Premises after the expiration of the term of its sublease with Open Market; and

         WHEREAS, Landlord is willing to lease the Second Amendment Additional Premises to Tenant on the terms and conditions hereinafter set forth;

         NOW THEREFORE, the above-described lease, as previously amended ("the Lease"), is hereby further amended as follows:

         I .    DEMISE OF THE SECOND AMENDMENT ADDITIONAL PREMISES

         Landlord hereby demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the Second Amendment Additional Premises for a term commencing as of the Rent Commencement Date in respect of the Second Amendment Additional Premises, as hereinafter defined, and expiring as of August 31, 2003. Said demise of the Second Amendment Additional Premises shall be upon all of the same terms and conditions of the Lease applicable to the Existing Premises (including, without limitation, Tenant's obligation to pay utilities pursuant to Article 8 of the Lease and Tenant's extension options as set forth in Addendum #2 of the Lease) except as follows:

         A.       Rent Commencement Date.

The Rent Commencement Date in respect of the Second Amendment Additional Premises shall be February 1, 2001, provided however, that if, for any reason the term of the Open Market Lease terminates prior to January 3 1, 2001, then the Rent Commencement Date in respect of the Second Amendment Additional Premises shall be the day immediately following the date as of which the Open Market Lease terminates.

         B.     Annual Base Rent

         The Annual Base Rent in respect of the Second Amendment Additional Premises shall be as follows:







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                  (1) With  respect to the period of time (if any)  between  the
                  Rent Commencement Date in respect of the Second Amendment Additional Premises and January 31, 2001 ("Early Term"), the Annual Base Rent in respect of the Second Amendment Additional Premises shall be Four Hundred Twenty-One Thousand Four
                  Hundred Forty-Nine and OO/100 ($421,449.00) Dollars (i.e. monthly payments of $35,120.75).

                  (2) With respect to the period of time between February 1, 2001 and August 31, 2003, the Annual Base Rent in respect of the Second Amendment Additional Premises shall be Five Hundred Eighty-Seven Thousand Eighteen and 25/100 ($587,018.25) Dollars (i.e. monthly payments of $48,918.19).

         C.      Tenant's Percentage

         Tenant's Percentage in respect of the Second Amendment Additional Premises shall be 7.63%. For the purposes of Section 6.2(b) of the Lease, Tenant's Percentage in respect of the Second Amendment Additional Premises will be deemed to be 18.41 %.

         D.      Annual Operating Cost Stop

         With respect to the Early Term (if any), the Annual Operating Cost Stop with respect to the Second Amendment Additional Premises shall be equal to Tenant's share of Operating Costs for the 1996 calendar year. With respect to the period of time between February 1, 2001 and August 31, 2003, the Annual Operating Cost Stop in respect of the Second Amendment Additional Premises shall be equal to Tenant's share of Operating Costs for the 1996 calendar year, as reconciled in accordance with the provisions of the Lease.

         E.      Annual Tax Stop

         With respect to the Early Term (if any), the Annual Tax Stop with respect to the Second Amendment Additional Premises shall be equal to Tenant's share of Taxes for the 1996 calendar year. With respect to the period of time between February 1, 2001 and August 31, 2003, the Annual Tax Stop in respect of the Second Amendment Additional Premises shall be equal to Tenant's share of Taxes for the 1996 calendar year, as reconciled in accordance with the provisions of the Lease.

         F.      Base Building BVA C Service in Raised Floor Computer Area

         Landlord shall have no obligation to provide base building HVAC services to the raised floor computer area in the Second Amendment Additional Premises.

         G.      Parking




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         Commencing  as of the Rent  Commencement  Date in respect of the Second
Amendment Additional Premises and ending on the Parking Termination Date, as defined in Article 14.2 of the Lease, Landlord shall make available to Tenant, and Tenant agrees to pay for twenty-right (28) additional Garage Parking
Permits. The monthly fee payable by Tenant with respect to each additional Garage Parking Permits shall be the same as the monthly fee for the Garage Parking Permits initially granted to Tenant. The provisions of Article 14.2 of the Lease shall apply to Tenant's use of the Garage and said additional Garage Parking Permits.

         H.      Extension Options

         For the purposes of Paragraph 5(c) of Addendum #2 of the Lease, the term "fair rental value" with respect to the Second Amendment Additional Premises shall be computed as of the date in question at the then current annual rental charge (i.e., the sum of Annual Base Rent plus escalation and other charges), including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently being negotiated, as evidenced by signed letters of intent, or executed in comparable space located in the Building, or if no leases or agreements to lease are then currently being negotiated, as evidenced by signed letters of intent, or executed in the Building, the fair rental value shall be determined by reference to leases or agreements to lease then currently being negotiated or executed for comparable space located elsewhere in first:-class office buildings located in Cambridge. In determining Fair Market Rental Value the following factors, among others, shall be taken into account and given effect: size, location of premises, lease term, condition of building, and services provided by the Landlord.

         1. In the event that any of the provisions of the Lease are inconsistent with this Amendment or the state of facts contemplated hereby, the provisions of this Amendment shall control.

         2.    CONDITION OF SECOND AMENDMENT ADDITIONAL PREMISES

                  Notwithstanding anything to the contrary herein or in the Lease contained, Tenant shall lease the Second Amendment Additional Premises "as-is", in the condition in which the Second Amendment Additional Premises are in as of February 1, 2001, without any obligation on the part of Landlord to prepare or construct the Second Amendment Additional Premises for Tenant's occupancy and without any warranty or representation on the part of Landlord as to the condition of the Second Amendment Additional Premises. Without limiting the foregoing, Paragraph 2 and Exhibit "B" of the Lease shall have no applicability to the Second Amendment Additional Premises.







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3.       INAPPLICABLE LEASE PROVISIONS

         Exhibit "C" of the Lease shall have no applicability to nor any force or effect in respect of the Second Amendment Additional Premises.

         4.       BROKER

         Tenant represents and warrants that it has no dealings with any agent, broker, finder or other person who is or might be entitled to a commission or other fee from Landlord in connection with this Second Amendment, except for The Columbia Group, and will indemnify Landlord and hold it harmless from any Liabilities for breach of this representation or warranty. Tenant shall be solely responsible for any commissions or other fees due to The Columbia Group.

         5.       NOTICES

         For all purposes of the Lease, the notice address for Landlord is as follows:

                  Beacon Properties, L.P.
                  c/o Beacon Properties Corporation 50 Rowes Wharf Boston, MA 02110
                  Attn:    General Partner

         6.       LANDLORD'S RIGHT TO RELOCATE SECOND AMENDMENT ADDITIONAL
                  PREMISES

         During the term of the Lease in respect of the Second Amendment Additional Premises, Landlord shall have the right, which right shall be exercisable upon written notice to Tenant, to relocate the Second Amendment Additional Premises to the entirety of the fourth (4th) floor of the Building ("Relocation Premises"). If Landlord exercises such relocation right, the following provisions shall apply.

         A.       Landlord's Relocation Premises Work.

         Landlord shall perform such work ("Landlord's Relocation Premises Work") in the Relocation Premises as is necessary to make the Relocation Premises substantially equivalent, in construction and finish, to the Second Amendment Additional Premises. The date as of which Landlord's Relocation Premises Work is substantially completed shall be defined as the Substantial Completion Date. Landlord shall give Tenant written notice setting forth Landlord's good faith estimate of when the Substantial Completion Date will occur at least thirty (30) days prior to the Substantial Completion Date. Tenant shall relocate on the date ("Relocation Date") as to which Landlord has given Tenant thirty (30) days' advance notice, provided that the




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Substantial  Completion  Date has occurred prior to the Relocation  Date. On the
Relocation Date, Tenant shall vacate the Second Amendment Additional Premises and deliver them to Landlord and Tenant shall demise the Relocation Premises in lieu of the Second Amendment Additional Premises.

        B. Landlord's Obligation to Reimburse Tenant for the Unamortized Portion of Tenant's Construction Costs.

       (1) Landlord shall reimburse Tenant for the Unamortized Portion, as hereinafter defined, of Tenant's Construction Costs, as hereinafter defined.- The Unamortized Portion of Tenant's Construction Costs shall be applied to the cost of Landlord's Relocation Premises Work. Such application shall be effected by check from Landlord made payable to Tenant and to Landlord jointly. Tenant shall, within three (3) days of presentation by Landlord endorse such check to Landlord. If Tenant fails timely to endorse such check, Landlord shall have the right to cancel the submitted check and apply the Unamortized Portion of Tenant's Construction Costs without endorsing a joint check to Tenant as aforesaid.

       (2) If the Unamortized Portion of Tenant's Construction Costs exceeds the cost of Landlord's Relocation Premises Work, then such excess may be applied to the costs incurred by Tenant for Tenant's Moving Costs, as hereinafter defined.

       (3) If the Unamortized Portion of Tenant's Construction Costs exceeds the sum of both the cost of Landlord's Relocation Premises Work and Tenant's Moving Costs, then Landlord shall pay such excess to Tenant.

       (4) Any payment to Tenant under clause (3) of this Subparagraph B shall be made after Tenant has first taken occupancy of the Relocation Premises and the cost of Landlord's Relocation Premises Work has been determined.

         C.      Landlord's Obligation to Pay for Landlord's Relocation
                 Premises Work and to Reimburse Tenant for Tenant's Moving Costs

         To the extent that the Unamortized Portion of Tenant's Construction Costs is insufficient to pay for the entire cost of Landlord's Relocation Premises Work and/or Tenant's Moving Costs, Landlord shall pay such costs.

         D.       Definitions.

         (1) "Tenant's Construction Costs" shall be equal to the lesser of. (x) Five Hundred Fifty-One Thousand Eight Hundred Ninety-Seven and 50/100 Dollars ($551,897.50), or (y) the cost of the leasehold improvements installed by Tenant in the Second Amendment Additional Premises. Tenant shall, on or before December 31, 1997, deliver to Landlord paid invoices reasonably satisfactory to Landlord evidencing the amount of Tenant's Construction Costs. If Tenant fails timely to submit evidence of any such cost to Landlord, such cost shall not be included as a Tenant Construction Cost.

                  (2) "Unamortized Portion" shall be defined as the amount of principal which would remain unpaid as of the Relocation Date with respect to a loan with a ten-n running from July 1, 1997 through August 31, 2003 in an original principal amount equal to Tenant's Construction Costs and which is repaid in equal monthly payments of principal and interest at the rate of ten (IO%) percent per annum.

         (3) "Tenant's Moving Costs" shall be defined as the reasonable cost of physically relocating Tenant's personal property and equipment from the Second Amendment Additional Premises to the Relocation Premises. Landlord shall reimburse Tenant for Tenant's Moving Costs within thirty (30) days after Landlord receives paid invoices from Tenant reasonably satisfactory to Landlord evidencing such costs.

         7.       CONDITION OF LANDLORDS EXECUTION

         The parties acknowledge that Landlord and Tenant are only willing to enter into this Second Amendment in the event that Tenant enters into the Sublease with Open Market. Therefore, both parties shall have the right, exercisable upon written notice to the other party, to render the foregoing Second Amendment void and without force or effect, unless all of the following events occur:

        a.       Tenant executes and delivers this Second Amendment to Landlord;

        b.       Open Market enters into the Sublease with Tenant; and

        c.       Landlord grants its written consent to the Sublease.

         8. As herein amended, the Lease is ratified, confirmed and approved in all respects.









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WHEREFORE,  the parties  have  hereunto set their hands and seals as of the date first written above.


LANDLORD:                                                     TENANT:
BEACON PROPERTIES, L.P.                                       HPR INC.

By: Beacon Properties Corporation,
    General Partner

By: /s/ Douglas S Mitchell                              By: /s/ Brian D. Cahill
Douglas S Mitchell                                      Brian D. Cahill
Senior Vice President                                   Chief Operating Officer

Date Signed: 4/11/97                                      Date Signed: 4/11/97